UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 27, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File No.)	Identification No.)

PXRE House	P.O. Box HM 1282
110 Pitts Bay Road	Hamilton HM FX
Pembroke HM 08	Bermuda
Bermuda	(Mailing address)
(Address, including zip code, of principal executive offices)

(441) 296-5858
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 27, 2005, PXRE Group Ltd. (the “Company”) entered into an employment agreement with Robert Myron , the Company’s recently appointed Executive Vice President & Chief Financial Officer. The Employment Agreement is for a twenty-four month term and provides for an annual base salary of $325,000. The Employment Agreement further provides Mr. Myron with an annual incentive bonus target of 55% of base salary under the Company’s 2004 Incentive Bonus Compensation Plan. Under the Employment Agreement, Mr. Myron will also be eligible to receive an annual equity grant of restricted common shares that is no less favorable than equity grants made generally to other Executive Vice Presidents of the Company. Pursuant to the Employment Agreement, Mr. Myron is also entitled to receive housing, car and home leave travel allowances.

In the event that the Company terminates Mr. Myron employment without “cause” (as defined in the Employment Agreement) or Mr. Myron terminates the Employment Agreement for “good reason” (as defined in the Employment Agreement), subject to his continued compliance with the confidentiality, non-compete and non-solicitation provisions of the Employment Agreement, and conditioned on the execution of a release of claims against us, he will be entitled to receive a severance payment equal to two times his base salary plus one year of continued employee benefits and housing allowance and the vesting of all unvested equity awards. The Employment Agreement prohibits Mr. Myron from competing with us or soliciting our customers or employees for the one-year period following his termination.

A copy of the Employment Agreement is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Employment Agreement, dated December 27, 2005, by and between PXRE Group Ltd. and Robert Myron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd.
(Registrant)

By:	/s/ Jeffrey L. Radke

Name:	Jeffrey L. Radke
Title:	President & Chief Executive Officer

Date: December 27, 2005